Prospectus Supplement filed under Rule 424(b)(3)

in connection with Registration No. 333-128310

PROSPECTUS SUPPLEMENT NO. 3 DATED June 8, 2007

(To Prospectus Dated October 17, 2005)

IMMUNOMEDICS, INC.

This is a supplement (“Prospectus Supplement No. 3”) to our prospectus, dated October 17, 2005, as supplemented by Prospectus Supplement No. 1 thereto, dated November 29, 2006, and Prospectus Supplement No. 2 thereto, dated January 17, 2007 (collectively, the “Prospectus”), relating to the offer and sale by certain selling securities holders of (i) an aggregate of up to $37,675,000 principal amount of our 5% senior convertible notes due May 1, 2008 (the “5% Notes”), (ii) warrants (the “Warrants”) to purchase up to 2,878,144 shares of our common stock and (iii) up to 17,257,915 shares of our common stock issuable upon conversion of the 5% Notes and exercise of the Warrants and up to 2,940,630 shares of common stock which may be issued and paid in lieu of cash, at our option, as interest on the 5% Notes. All 5% Notes have been converted into shares of our common stock.

This Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Portside Growth and Opportunity Fund recently acquired from Omicron Master Fund warrants to purchase Fifty Two Thousand One Hundred Ninety-Five (52,195) shares of common stock of Immunomedics, Inc. The following table amends and supplements, as of June 1, 2007, the information set forth in the Prospectus under the caption “Selling Securities Holders” by superseding the information contained in the Prospectus relating to Portside Growth and Opportunity Fund:

Securities Holder Name	5% Notes $	Registered		Total Number Shares Owned		Percent Shares Owned		Shares of Remaining if All Registered are Sold
		Warrant	Shares (1)
Portside Growth and Opportunity Fund	0	128,589	442,742	571,331	(1)	0.8	%(1)	0

(1)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any shares to be offered by Portside through the Prospectus and will receive no compensation whatsoever in connection with sales of shares by Portside through the Prospectus. The percent of shares owned is based on 75,051,664 shares of Immunomedics outstanding as of June 1, 2007.

The information contained in this Prospectus Supplement No. 3 supplements and supersedes, in relevant part, the information contained in the Prospectus. This Prospectus Supplement No. 3 is incorporated by reference into, and should be read in conjunction with, the Prospectus, and is not complete without, and may be delivered or utilized except in connection with, the Prospectus.

The Prospectus, together with this Prospectus Supplement No. 3, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock and common stock issuable upon exercise of the Warrants. All references in the Prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended).”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 9 OF THE PROSPECTUS BEFORE PURCHASING ANY OF THE SECURITIES OFFERED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 3. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is dated June 8, 2007